Exhibit 99.1

Cutera, Inc. Appoints Taylor Harris as Chief Executive Officer

July 27, 2023 at 9:00 AM EDT

Follows Comprehensive Search Process; Brings Over 20 Years of Healthcare Industry Experience and Operational Expertise

BRISBANE, Calif.—(BUSINESS WIRE)—Jul. 27, 2023— CUTERA, INC. (“Cutera” or the “Company”) (Nasdaq: CUTR), a leading provider of aesthetic and dermatology solutions, today announced that Taylor Harris has been appointed Chief Executive Officer, effective August 7, 2023. Mr. Harris will succeed Sheila Hopkins, who has been serving as Interim Chief Executive Officer since April 2023. Mr. Harris and Ms. Hopkins will both continue serving as members of Cutera’s Board of Directors.

Mr. Harris joined Cutera’s Board in June 2023. He is a proven executive and brings over 20 years of operational expertise as well as healthcare and life science industry experience to the Company. He most recently served as Senior Vice President and Chief Financial Officer of MyoKardia, a clinical-stage biopharmaceutical company, until the company’s sale to Bristol Myers Squibb in 2020. Previously, Mr. Harris served as Senior Vice President and Chief Financial Officer of ZELTIQ Aesthetics, where he was responsible for overseeing global finance, accounting, tax, treasury, investor relations, and information technology functions, as well as the company’s commercial operations, including customer service, product support, and inside sales. Mr. Harris also served as Chief Financial Officer at Thoratec Corporation, and prior to that he worked at JP Morgan Chase & Co. for over a decade with a focus on the medical device industry.

Kevin Cameron, Chair of the Cutera Board of Directors, said, “Taylor’s appointment follows a comprehensive search process to identify the right leader to execute on Cutera’s strategy and capitalize on additional growth opportunities across the Company’s global footprint. Taylor has a longstanding track record of successfully leading and growing companies in the healthcare industry, and we are confident he is the right leader to help Cutera accelerate our momentum, sharpen our execution and create value for our stockholders.”

Mr. Harris said, “I am honored to take on the role of Chief Executive Officer during such an important time for the Company. For a number of years, I’ve been impressed with Cutera’s commitment to customers, quality, and innovation. Over the past month serving on Cutera’s Board of Directors, I have seen firsthand the tremendous work the team is doing, and I believe that Cutera’s core business, the exciting AviClear opportunity, and the company’s new product engine provide a strong foundation for long-term success. I look forward to working alongside the talented and committed team at Cutera to drive growth and profitability, expand our innovative portfolio, and deliver amazing results for our customers and their patients.”

Mr. Cameron continued, “On behalf of the Board, I’d like to thank Sheila for her leadership and steady hand during a critical period in the Company’s history. Over the last few months, she has worked hard to keep the organization focused on delivering for our customers and advancing key strategic priorities. We would also like to thank all Cutera employees for their patience while the Board conducted its CEO search process.”

Ms. Hopkins, Interim CEO, said, “It has been a privilege to serve as Cutera’s Interim CEO. In the time I’ve been in this role, I’ve gained even deeper insight into Cutera’s business, people and strategy. I’m more confident than ever that Cutera is well-positioned for growth under Taylor’s leadership, and I look forward to applying my learnings as Interim CEO upon returning to my position as an independent director on the Board.”

About Taylor Harris

Mr. Harris served as the Chief Financial Officer for MyoKardia, from 2018 until that company’s acquisition by Bristol Myers Squibb in 2020. Prior to that, Mr. Harris served as Senior Vice President and Chief Financial Officer of ZELTIQ Aesthetics, until that company’s acquisition by Allergan plc. He also served as Vice President and Chief Financial Officer at Thoratec Corporation, which was eventually acquired by St. Jude Medical, Inc and worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a B.A. from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain scholar.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of aesthetic and dermatology solutions for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that harness the power of science and nature to enable medical practitioners to offer safe and effective treatments to their patients. For more information, call +1-415-657-5500 or 1-888-4CUTERA or visit www.cutera.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20230726862833/en/

Greg Barker

VP, Corporate FP&A

415-657-5500

IR@cutera.com

Eric Brielmann / Rachel Goldman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Source: Cutera, Inc.